                                                                       EXHIBIT C

                   OFFSHORE SECURITIES SUBSCRIPTION AGREEMENT


                                                               February 10, 1997

                  THIS OFFSHORE SECURITIES SUBSCRIPTION AGREEMENT (hereinafter the "Agreement") has been executed by the undersigned in connection with the sale of such number of shares of Common Stock, $0.01 par value per share ("Common Stock") and options ("Options") to purchase Common Stock of Tech Electro Industries, Inc. (the "Seller" or the "Company") (NASDAQ symbol:
"TELE"), a corporation organized under the laws of the State of Texas, to the Buyer whose name and address are set forth on the signature page hereof (hereinafter "Buyer"). As used in this Agreement, the term "Unit" means the Common Stock and the Options, and, where the context requires, the Common Stock underlying the Units. Seller and Buyer (hereinafter collectively, the "parties") each hereby represents, warrants and agrees as follows:

                  1.       AGREEMENT TO SUBSCRIBE; PURCHASE PRICE

                  (i) Buyer hereby subscribes for the number of shares of Common Stock and Options at a subscription price of $1.70 U.S. per share of Common Stock, with no additional consideration payable with respect to Options, payable in United States Dollars, shown below its signature on page 7 hereof.

                  (ii) Buyer shall pay the purchase price by delivering same day funds in United States Dollars to an agent or as otherwise agreed between the parties, to be delivered to the order of Seller upon delivery of the Common Stock and Options.

                  (iii) This Agreement has been executed in connection with an offering by Seller of its Common Stock and Options pursuant to Regulation S (the "Offering"). Buyer will be notified of the date of the completion of the Offering (the "Closing Date").

         2.       BUYER'S REPRESENTATIONS

                  Buyer represents and warrants to Seller as follows:

                  (i) Buyer is not a "U.S. person" as defined in Rule 902 of Regulation S promulgated under the Securities Act of 1933, as amended (the "Securities Act"), was not organized under the laws of any U.S. jurisdiction, and was not formed for the purpose of investing in securities not registered under the Securities Act;

                  (ii) At the time the buy order for this transaction was originated, Buyer was outside the United States;

                  (iii) No offer to purchase the Units was made in the United States nor were any "directed selling efforts," as defined in Rule 902 of Regulation S, made to it in the United States;

                  (iv) Buyer is purchasing the Units for its own account for investment purposes and not with a view towards distribution. Buyer does not have a contract, understanding, or arrangement with any person to sell, transfer, or grant a participation to such person or a third party with respect to the Units;

                  (v) All subsequent offers and sales of the Units and the underlying Common Stock will be made outside the United States in compliance with Rule 903 or Rule 904 of Regulation S, pursuant to registration of the Units under the Securities Act, or pursuant to an exemption from such registration. Buyer understands the conditions of the exemption from registration afforded by
Section 4(1) of the Securities Act and acknowledges that there can be no assurance that it will be able to rely on such exemption. In any case, Buyer will not resell the Units to or for the account or benefit of U.S. Persons or within the United States until after the end of the forty (40) day period commencing on the date of completion of the Offering (as defined above) (the "Restricted Period"). During the Restricted Period Buyer will not within the United States with regard to Seller's Common Stock engage in any short-selling or other hedging transactions, such as equity swaps or other types of derivative transactions, designed to transfer the burdens of ownership of the Shares back to the United States market.

                  (vi) Buyer understands that the Units are being offered and sold to it in reliance on specific provisions of federal and state securities laws and that Seller is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgements and understandings of Buyer set forth herein in order to determine the applicability of such provisions. Accordingly, Buyer agrees to notify Seller of any events which would cause the representations and warranties of Buyer to be untrue or breached at any time after the execution of this Agreement by Buyer and prior to the expiration of the Restricted Period;

                  (vii) This Agreement has been duly authorized, validly executed, and delivered on behalf of Buyer and is a valid and binding agreement enforceable in accordance with its terms, subject to general principles of equity and to bankruptcy or other laws affecting the enforcement of creditors' rights generally;

                  (viii) Any offering documents received by Buyer include statements to the effect that the Units have not been registered under the Securities Act and may not be offered or sold in the United States or to U.S. persons during the Restricted Period, unless the Units are registered or unless such resale is exempt from or not subject to the registration requirements of the Securities Act;

                  (ix) Buyer, in making the decision to purchase the Units subscribed for, has relied upon solely upon the Offering Circular and the Exchange Act documents attached thereto and relating to the Offering prepared by Seller;

                  (x) In the event of resale of the Units during the Restricted Period, Buyer shall provide a written confirmation or other written notice to any distributor, dealer, or person receiving a selling concession, fee, or other remuneration in respect of the Units stating that such purchaser is subject to the same restrictions on offers and sales that apply to Buyer, and shall require that any such purchaser shall provide such written confirmation or other notice upon resale during the Restricted Period;

                  (xi) Buyer has not taken any action that would cause Seller to be subject to any claim for commission or other fee or remuneration by any broker, finder, or other person and Buyer hereby indemnifies Seller against any such claim caused by the actions of Buyer or any of its employees or agents;

                  (xii) Buyer acknowledges that he is familiar with Regulation S and represents and warrants that he will comply with the terms thereof.

         3.       SELLER'S REPRESENTATIONS

                  Seller represents and warrants to Buyer as follows:

                  (i) Seller is a "domestic issuer" and a "reporting issuer", as such terms are defined in Rule 902 of Regulation S. Seller has registered its common stock pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), is in full compliance with all reporting requirements of Section 13(a) of the Exchange Act for at least the last 12 months, and Seller's Common Stock trades on the Nasdaq Small Cap Market;

                  (ii) Seller has furnished Buyer with copies of Seller's most recent annual report on Form 10-K and the most recent quarterly report on Form 10-Q (the "SEC Filings");

                  (iii) Since the date of the Company's SEC Filings, except as otherwise stated in the Offering Circular, there has been no material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Company, whether or not arising in the ordinary course of business.

                  (iv) Seller has not offered the Units to any person in the United States, any identifiable group of U.S. citizens abroad, nor to any U.S. Person;

                  (v) At the time the buy order was originated, Seller and/or agents reasonably believed Buyer was outside the United States and was not a U.S. Person;

                  (vi) Seller and/or its agents believe that the sale of the Units has not been prearranged with a buyer in the United States or for the account or benefit of such a buyer;

                  (vii) Seller has not conducted any "directed selling efforts" with respect to the Units nor has Seller conducted any general solicitation (as that term is used in Regulation D under the Securities Act) with respect to the Units;

                  (viii) The Units when issued and delivered will be duly and validly authorized and issued, fully-paid and nonassessable and will not subject the holders thereof to personal liability by reason of being such holders. There are no preemptive rights of any shareholder of Seller with respect to the Units;

                  (ix) This Agreement has been duly authorized and validly executed and delivered on behalf of Seller and is a valid and binding agreement in accordance with its terms, subject to general principles of equity and to bankruptcy or other laws affecting the enforcement of creditors' rights generally;

                  (x) The execution and delivery of this Agreement and the consummation of the issuance of the Units and the transactions contemplated by this Agreement do not and will not conflict with or result in a breach by Seller of any of the terms or provisions of, or constitute a default under, the certificate of incorporation (or charter) or bylaws of the Seller, or any indenture, mortgage, deed of trust or other material agreement or instrument to which Seller is a party or by which it or any of its properties or assets are bound, or any existing applicable decree, judgment order of any court, Federal or State regulatory body, administrative agency or other governmental body having jurisdiction over Seller or any of its properties or assets;

                  (xi) Seller is not aware of any authorization, approval or consent of any governmental body which is legally required for the issuance and sale of the Units as contemplated by the Agreement;

                  (xii) Seller will issue one or more share certificates representing the Units without restrictive legend in the name of Buyer. Seller further warrants that no instructions other than these instructions, and instructions for a "stop transfer" until the end of the Restricted Period, have been given to the transfer agent and also warrants that the Units and the Common Stock underlying the Units shall otherwise be freely transferable on the books and records of Seller. Seller will notify the transfer agent of the date of completion of the Offering, a date not later than the Closing Date, and of the date of expiration of the Restricted Period, a date not later than forty (40) days from the Closing Date. Nothing in this section shall affect in any way Buyer's obligations and agreement to comply with all applicable securities laws upon resale of the Units and the underlying Common Stock, including the restrictions provided for in section 2(v) hereof;

                  (xiii) Seller has taken and will take no action that will affect in any way the running of the Restricted Period or the ability of Buyer to resell the Units and the Common Stock underlying the Units, in accordance with applicable securities laws and this Agreement;

                  (xiv) Seller will comply with all applicable securities laws with respect to the sale of the Units, including but not limited to the filing of all reports required to be filed in connection therewith with the Securities and Exchange Commission or any stock exchange or the Nasdaq stock market or any other regulatory authority.

         4.       COVENANTS

                  The Company hereby agrees that, upon demand of holders of the Units or the underlying Common Stock, as a result of a regulatory development including, but not limited to, an amendment of Regulation S, or any "no-action" or written interpretive guidance from the Securities and Exchange Commission, which call into question the ability of Buyer to resell the Units or the underlying Common Stock without registration, the Company will file, and use its reasonable best efforts to cause to become effective, a registration statement on Form S-3 (or any other available form) under the Securities Act covering the resale of the Common Stock issuable upon conversion of the Options. Any such registration statement shall remain effective for up to twelve (12) months, or until all of the shares of Common Stock are sold, whichever is earlier. The Company shall provide the Buyer with such number of copies of the prospectus as shall be reasonably requested to facilitate the sale of the Common Stock issuable upon conversion of the Options. The Company shall bear all expenses incurred in connection with any such registration, excluding discounts and commissions and other expenses of the Buyer (including, but not limited to Buyer's counsel's fees).

         5.       CLOSING

                  Share certificates for the Common Stock and Options shall be delivered to Buyer and the funds therefor shall be delivered to Seller on February 10, 1997 or at such other time as the parties hereto may mutually agree.

         6.       CONDITIONS TO CLOSING

                  (i) Buyer understands that Seller's obligations to sell the Units is conditioned upon delivery into escrow or otherwise as agreed between Buyer and Seller by Buyer of the aggregate purchase price set forth in Section 1 hereof.

                  (ii) Seller understands that Buyer's obligation to purchase the Units is conditioned upon delivery of certificate(s) representing shares of Units without restrictive legend as described herein and provision of an opinion of counsel confirming that Seller is a "domestic issuer" and a "reporting issuer," and that Seller has registered its Common Stock pursuant to Section 12(g) of the Exchange Act, as set forth in Section 3(i) above, as well as the matters set out in Section 3(vii), (viii), (ix), (x) and (xi) above.

         7.       GOVERNING LAW; INTERPRETATION

                  This Agreement shall be governed by an interpreted in accordance with the laws of the State of Texas. Facsimile signatures of this Agreement shall be binding on the parties hereto. All terms used herein that are defined in Regulation S under the Securities Act shall have the meanings set forth therein.

         IN WITNESS WHEREOF, this Agreement was duly executed on the date first written above.

Tech Electro Industries, Inc.

By /s/ Craig D. La Taste
   ----------------------------------------
    Craig D. La Taste, President


Name of Purchaser  (Individual or Institution):

PLACEMENT & ACCEPTANCE, INC.


Name of Individual representing Purchaser (if an Institution):

KIM WAH TAN


Title of Individual representing Purchaser (if an Institution):

Managing Director


Signature by:  Individual Purchaser or Individual representing Purchaser

/s/ Kim Wah Tan
----------------------------------------
Kim Wah Tan


Address:

Telephone:____________________
Telecopier:___________________

NUMBER OF UNITS  75,000 shares; 100,000 options
AGGREGATE PURCHASE PRICE:  $127,500

                                        1